Exhibit 5.1

BRYAN CAVE LLP

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

December 18, 2008

Hirsch International Corp.

50 Engineers Road

Happauge, NY 11787

Re: Hirsch International Corp. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Hirsch International Corp., a Delaware corporation (the “Company”), in connection with that certain Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 1,000,000 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Shares”) for issuance pursuant to the terms of the Company’s 2003 Stock Option Plan, as amended (the “Plan”).

In connection herewith, we have examined:

(1)       the Restated Certificate of Incorporation of the Company;

(2)       the Amended and Restated Bylaws of the Company;

(3)       the Registration Statement;

(4)       the resolutions adopted by the Company’s Board of Directors relating to the authorization of the Plan and the issuance of the Shares; and

(5)       the Plan.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the Registration Statement and the foregoing documents, records and instruments, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations, certificates and statements of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized and, upon issuance in accordance with the terms of the Plan, including payment of any applicable purchase price, will be validly issued, fully paid and nonassessable.

Our opinion herein reflects only the application of applicable Delaware law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP